Exhibit 99.1

NuStar Energy L.P. Reports Third Quarter 2009 Earnings and Announces

Quarterly Distribution Increase

Earnings Beat Analysts’ Estimates and Are Third Best in Partnership History

SAN ANTONIO, October 27, 2009 – NuStar Energy L.P. (NYSE: NS) today announced distributable cash flow available to limited partners of $61.5 million, or $1.13 per unit, for the third quarter of 2009 compared to $156.4 million, or $2.87 per unit, for the third quarter of 2008.

The partnership also announced that its third quarter 2009 earnings were slightly better than analysts’ consensus estimates and were the third best in the partnership’s history. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $124.4 million for the third quarter of 2009, which compared to $214.4 million for the third quarter of 2008 - NuStar’s highest quarter ever. Net income applicable to limited partners was $56.1 million, or $1.03 per unit, for the third quarter of 2009, compared to $141.3 million, or $2.60 per unit, earned in the third quarter of 2008.

NuStar Energy L.P. also announced that its board of directors has increased its distribution to $1.065 per unit, which would equate to $4.26 per unit on an annual basis. The distribution per unit for the first three quarters of 2009 is over five percent higher than the distribution for the same period in 2008. The third quarter 2009 distribution also represents an increase over the $1.0575 distribution for the second quarter of 2009 and the third quarter of 2008. The third quarter 2009 distribution will be paid on November 12, 2009, to holders of record as of November 5, 2009. Distributable cash flow from the non-asphalt operations covers the distribution payment for the nine months ended September 30, 2009.

“While third quarter 2009 earnings were lower than last year’s record third quarter primarily due to weaker asphalt margins, they were in line with our guidance and still represented the third best earnings in the partnership’s history,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “We were pleased with the strong performances from our fee-based storage and transportation segments, which partially offset the weaker relative performance from our asphalt and fuels marketing segment. As a result, we were able to provide an increase in the distribution payment in 2009.”

Distributable cash flow available to limited partners covers the distribution to the limited partners by 1.06 times for the third quarter of 2009 and 1.47 times for the nine months ended September 30, 2009. Distributable cash flow from the non-asphalt operations of $246.9 million more than covers the distribution payment of $198.1 million for the nine months ended September 30, 2009.

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“In this difficult economy, we are fortunate to continue to benefit from our fee-based storage and transportation segments that generated a combined operating income of nearly $80 million, significantly higher than the $59 million generated in the third quarter of 2008 and the nearly $69 million generated in the second quarter of 2009,” said Anastasio.

“Operating income in our storage segment increased by 46 percent compared to the third quarter of last year, as renewals of lease contracts at higher rates and projects completed under our previous $400 million construction program continue to benefit this stable, cash flowing business.

“Transportation segment operating income was over 22 percent higher in the third quarter of 2009 compared to last year’s third quarter despite lower throughputs. While pipeline throughputs were lower due to the sale of low-performance pipeline assets as well as planned turnarounds and unplanned operational outages at several of our customers’ refineries, our per-barrel revenue and operating income have increased. This is primarily due to the 7.6 percent tariff increase that became effective July 1, 2009 and lower operating expenses partially due to lower power costs.

“Results from our asphalt and fuels marketing segment were significantly lower compared to last year’s record when margins were among the highest in history at $16.44 per barrel. As a result of soft demand, primarily due to the lack of federal stimulus construction work and weak private sector activity, due to the sluggish economy, margins averaged $5.03 per barrel in the third quarter of 2009 as asphalt prices failed to keep pace with the nearly 60 percent run-up in crude oil prices. While the $5.03 per barrel margin was much lower than last year’s record margin, it is still better than historic averages and resulted in approximately $25 million of EBITDA being generated from our asphalt operations in the third quarter of 2009.

“Payments made for federal stimulus construction work have been ramping up recently to approximately $3 billion this year and we continue to believe that most of the approximately $27.5 billion available for projects will be spent in 2010 and 2011. As we’ve said before, it is not a matter of if, but a matter of when this money will be spent and we expect our asphalt operations will benefit from this spending.

“With our recently approved strategic plan and budget, I am excited to say that we now have a renewed focus on high-growth opportunities with the next phase coming from a combination of fee-based and margin-based projects totaling over $500 million over the next two to three years. The largest portion of this growth capital program will consist of investment at storage facilities

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to construct new tank storage for third parties at strategic domestic and international terminals, to blend crude oil and heavy fuel oil at certain terminals and to develop and improve logistics at key terminals. We will also fund growth projects that expand our pipeline systems in fast-growing regions and that put in place the necessary infrastructure to allow us to capture incremental ethanol and biofuel volumes at various terminals. A large portion of these projects have very attractive internal rates of return of 20 percent or higher and are supported by fee-based, long-term contracts ranging between five and eight years.

“For the fourth quarter of 2009, we continue to expect our fee-based storage and transportation segments to perform well. Higher throughputs as a result of a lighter refinery maintenance schedule should bode well for our transportation segment, while our storage segment will continue to benefit from higher renewal rates and previously completed projects. In our asphalt operations, we expect fourth quarter 2009 earnings to follow the typical seasonal pattern of decline as sales volumes and margins taper off and we start winter-filling for the next asphalt season. Based on our current forecast, we expect the partnership’s fourth quarter 2009 EBITDA to be in the range of $80 to $100 million,” said Anastasio.

A conference call with management is scheduled for 11:00 a.m. ET (10:00 a.m. CT) today, October 27, 2009, to discuss the financial and operational results for the third quarter of 2009. Investors interested in listening to the presentation may call 800/622-7620, passcode 33734891. International callers may access the presentation by dialing 706/645-0327, passcode 33734891. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 33734891. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,407 miles of crude oil and refined product pipelines; 82 terminal facilities that store and distribute crude oil, refined products and specialty liquids; four crude oil storage tank facilities; and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. The partnership’s combined system has over 91 million barrels of storage capacity. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2008 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. All information in this release is as of the date hereof, and we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the partnership’s operations.

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Statement of Income Data:
Revenues:
Services revenues	$190,439	$187,104	$549,133	$547,775
Product sales	1,060,808	1,638,122	2,323,960	3,247,805

Total revenues	1,251,247	1,825,226	2,873,093	3,795,580

Costs and expenses:
Cost of product sales	989,868	1,467,152	2,138,524	3,036,077
Operating expenses	118,190	127,095	332,017	322,473
General and administrative expenses	19,213	20,358	67,529	55,985
Depreciation and amortization expense	36,786	35,143	108,323	100,019

Total costs and expenses	1,164,057	1,649,748	2,646,393	3,514,554

Operating income	87,190	175,478	226,700	281,026
Equity earnings from joint ventures	2,374	2,122	7,698	6,072
Interest expense, net	(19,791)	(25,228)	(60,526)	(67,027)
Other (expense) income, net	(1,961)	1,696	25,883	12,236

Income before income tax expense	67,812	154,068	199,755	232,307
Income tax expense	3,372	2,791	12,225	11,071

Net income	$64,440	$151,277	$187,530	$221,236

Net income applicable to limited partners	$56,097	$141,321	$162,865	$198,975

Net income per unit applicable to limited partners (Note 1)	$1.03	$2.60	$2.99	$3.77

Weighted average limited partner units outstanding	54,460,549	54,460,549	54,460,549	52,753,696

EBITDA (Note 2)	$124,389	$214,439	$368,604	$399,353

Distributable cash flow (Note 2)	$69,920	$164,649	$279,292	$282,007

	September 30, 2009	September 30, 2008		December 31, 2008
Balance Sheet Data:
Debt, including current portion (a)	$1,925,792	$2,051,486		$1,894,848
Partners’ equity (b)	2,217,240	2,266,187		2,206,997
Debt-to-capitalization ratio (a) / ((a)+(b))	46.5%	47.5%		46.2%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Segment Data:
Storage:
Throughput (barrels/day)	708,281	713,323	667,005	756,319
Throughput revenues	$19,892	$22,640	$59,648	$68,790
Storage lease revenues	105,341	93,141	300,700	267,764

Total revenues	125,233	115,781	360,348	336,554
Operating expenses	63,166	68,699	176,794	183,818
Depreciation and amortization expense	18,034	16,900	52,472	49,548

Segment operating income	$44,033	$30,182	$131,082	$103,188

Transportation:
Refined products pipelines throughput (barrels/day)	544,345	652,174	576,165	682,214
Crude oil pipelines throughput (barrels/day)	318,567	398,341	350,034	405,276

Total throughput (barrels/day)	862,912	1,050,515	926,199	1,087,490
Revenues	$78,015	$81,163	$221,151	$233,970
Operating expenses	29,966	39,543	82,856	99,873
Depreciation and amortization expense	12,624	12,659	37,901	38,061

Segment operating income	$35,425	$28,961	$100,394	$96,036

Asphalt and fuels marketing: (Note 3)
Product sales	$1,060,808	$1,638,122	$2,323,960	$3,247,834
Cost of product sales	993,648	1,471,084	2,150,450	3,046,755
Operating expenses	34,128	24,770	93,676	50,848
Depreciation and amortization expense	4,922	4,664	14,536	9,872

Segment operating income	$28,110	$137,604	$65,298	$140,359

Consolidation and intersegment eliminations:
Revenues	$(12,809)	$(9,840)	$(32,366)	$(22,778)
Cost of product sales	(3,780)	(3,932)	(11,926)	(10,678)
Operating expenses	(9,070)	(5,917)	(21,309)	(12,066)

Total	$41	$9	$869	$(34)

Consolidated Information:
Revenues	$1,251,247	$1,825,226	$2,873,093	$3,795,580
Cost of product sales	989,868	1,467,152	2,138,524	3,036,077
Operating expenses	118,190	127,095	332,017	322,473
Depreciation and amortization expense	35,580	34,223	104,909	97,481

Segment operating income	107,609	196,756	297,643	339,549
General and administrative expenses	19,213	20,358	67,529	55,985
Other depreciation and amortization expense	1,206	920	3,414	2,538

Consolidated operating income	$87,190	$175,478	$226,700	$281,026

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

1.	In 2008, the FASB provided additional guidance regarding the application of the two-class method to calculate earnings per unit for master limited partnerships, which was effective January 1, 2009. As a result, net income per unit applicable to limited partners for the nine months ended September 30, 2008 changed from $3.78 previously reported.

2.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income	$64,440	$151,277	$187,530	$221,236
Plus interest expense, net	19,791	25,228	60,526	67,027
Plus income tax expense	3,372	2,791	12,225	11,071
Plus depreciation and amortization expense	36,786	35,143	108,323	100,019

EBITDA	124,389	214,439	368,604	399,353
Less equity earnings from joint ventures	(2,374)	(2,122)	(7,698)	(6,072)
Less interest expense, net	(19,791)	(25,228)	(60,526)	(67,027)
Less reliability capital expenditures	(16,424)	(11,083)	(32,915)	(28,001)
Less income tax expense	(3,372)	(2,791)	(12,225)	(11,071)
Plus distributions from joint ventures	2,750	-	6,750	500
Mark-to-market impact on hedge transactions	(15,258)	(8,566)	17,302	(5,675)

Distributable cash flow	69,920	164,649	279,292	282,007

General partner’s interest in distributable cash flow	(8,382)	(8,247)	(24,876)	(22,105)

Limited partners’ interest in distributable cash flow	$61,538	$156,402	$254,416	$259,902

Distributable cash flow per limited partner unit	$1.13	$2.87	$4.67	$4.91

3.	Additional operational information related to the asphalt and fuels marketing segment is available on our website at www.nustarenergy.com under the investors portion of the website.